POWER OF ATTORNEY


KNOWN ALL MEN BY THESE PRESENTS, that the undersigned, Bryan H. Lawrence, hereby appoints Richard A. Keffer, Thomas
S. Hilton and J. Richard Gist, and each of them, to be the undersigned's true and lawful attorney, for him, and in his name, place and stead to execute, acknowledge, deliver and file Forms 3, 4 and 5 (including amendments thereto) with respect to securities of D & K Healthcare Resources, Inc. (the "Company"), required to be filed with the Securities and Exchange Commission, national securities exchanges and D & K Healthcare Resources, Inc. pursuant to Section 16(a) of the Securities Exchange Act of 1934 and the rules and regulations thereunder, granting to Richard A. Keffer, Thomas S. Hilton and J. Richard Gist full power and authority to perform all acts necessary to the completion of such purposes.

The
undersigned agrees that the attorney-in-fact herein, Richard A. Keffer, Thomas S. Hilton and J. Richard Gist, and each of them, may rely entirely on information furnished orally or in writing by the undersigned to such attorney-in-fact.

The validity of this Power of Attorney shall not be affected in any manner by reason of the execution, at any time, of other powers of attorney by the undersigned in favor of persons other than those named herein.

This Power of Attorney shall terminate December 31,
2005.

Dated:  February 1, 2005


\s\ Bryan H. Lawrence
Bryan
H. Lawrence